EXHIBIT 4.2

AMENDMENT NO. 7 TO
SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 7, effective as of April 4, 2017 (the “Amendment”), amends the Shareholder Rights Agreement, dated as of June 23, 2009 (as amended by Amendment No. 1 dated as of May 6, 2011, Amendment No. 2 dated as of March 16, 2012, Amendment No. 3 dated as of March 23, 2012, Amendment No. 4 dated as of February 11, 2013, Amendment No. 5 dated as of May 8, 2013, and Amendment No. 6 dated as of December 19, 2016  (the “Rights Agreement”), between Plug Power Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (the “Rights Agent”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, the Company is entering into a Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), with Amazon.com, Inc. (“Amazon”) pursuant to which Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon (“Amazon NV”), will acquire from the Company, and the Company will issue to Amazon NV, warrants (the “Amazon Warrants”) to purchase Common Stock , par value $0.01 per share, of the Company (the “Common Stock”) (the Amazon Warrants, together with the shares of Common Stock of the Company underlying such Warrants and any other shares of Common Stock Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by Amazon or any of its Affiliates or Associates (including but not limited to Amazon NV) as a result of or as permitted by the terms of the Transaction Agreement and/or the Amazon Warrants, the “Amazon Shares”);

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement to provide that Amazon and its Affiliates and Associates may Beneficially Own (as defined in the Rights Agreement) the Amazon Shares without becoming Acquiring Persons and without causing the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event under the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement and under the circumstances specified therein, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company;

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment and, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that this Amendment and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Common Stock.

NOW, THEREFORE, the parties hereby agree as follows:

1.             The first paragraph of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include:

(1) Air Liquide Investissements d’Avenir et de Demonstration and its Affiliates and Associates (collectively, “Air Liquide”), to the extent Air Liquide becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Air Liquide’s Beneficial Ownership of shares of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”), issued pursuant to the Securities Purchase Agreement, dated as of May 8, 2013, by and between the Company and Air Liquide Investissements d’Avenir et de Demonstration (the “Securities Purchase Agreement”), and the Certificate of Designations to the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Series C Preferred Stock Certificate of Designations”), and any shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by Air Liquide as a result of the terms of the Series C Preferred Stock as set forth in the Series C Preferred Stock Certificate of Designations, including, without limitation, shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned by Air Liquide as a result of accrued dividends or dividends paid-in-kind on the Series C Preferred Stock or any adjustments (including, without limitation, to the conversion price or conversion ratio) to the Series C Preferred Stock (the “Air Liquide Preferred Stock Investment Shares”); and

(2) Tech Opportunities LLC and its Affiliates and Associates (collectively, “Tech Opportunities”), to the extent Tech Opportunities becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Tech Opportunities’ Beneficial Ownership of (i) shares of Common Stock of the Company (the “December 2016 Common Stock Offering Shares”), (ii) warrants to purchase shares of Common Stock of the Company (the “December 2016 Warrants”), and (iii) shares of Series D Convertible Preferred Stock of the Company, par value $.01 per share (the “Series D Preferred Stock”), in each case issued or issuable to Tech Opportunities in connection with or as a result of its purchase of December 2016 Common Stock Offering Shares, December 2016 Warrants and/or Series D Preferred Stock in offerings made pursuant to (x) the Company’s Registration Statement on Form S-3 (file number 333-214737) declared effective by the Securities and Exchange Commission on December 9, 2016 (the “December 2016 Registration Statement”) and each of (1) the prospectus supplement thereto filed with the Securities and Exchange

Commission on December 19, 2016 relating to the offering of shares of Common Stock of the Company and warrants (the “December 2016 Common Offering Warrants”) to purchase shares of Common Stock of the Company and (2) the prospectus supplement thereto filed with the Securities and Exchange Commission on December 19, 2016 relating to the offering of shares of Series D Preferred Stock of the Company and warrants (the “December 2016 Preferred Offering Warrants”) to purchase shares of Common Stock of the Company (such supplements, the “December 2016 Prospectus Supplements”), (y) the Certificate of Designations for the Series D Preferred Stock (the “Series D Certificate of Designations”) and (z) each of (1) the Warrant Agreement between the Company and Tech Opportunities relating to the December 2016 Common Offering Warrants (the “December 2016 Common Offering Warrant Agreement”) and (2) the Warrant Agreement between the Company and Tech Opportunities relating to the December 2016 Preferred Offering Warrants (the “December 2016 Preferred Offering Warrant Agreement” and, together with the December 2016 Common Offering Warrant Agreement, the December 2016 Registration Statement, the December 2016 Prospectus Supplements and the Series D Certificate of Designations and any other documents or instruments relating to any of the transactions contemplated thereby, the “Securities Purchase Documents”), and any shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by Tech Opportunities as a result of the terms of any of the Securities Purchase Documents, including, without limitation, shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned by Tech Opportunities as a result of (i) shares of Common Stock of the Company underlying or issued pursuant to the December 2016 Warrants, (ii) any dividend, redemption or other payments under the terms of the Series D Preferred Stock or Series D Certificate of Designations made in shares of Common Stock of the Company or in other securities convertible into or exchangeable for shares of Common Stock of the Company or otherwise based upon, determined in reference to or derived from the market price or value of the shares of Common Stock of the Company, and (iii) any adjustments to any of the terms of the Series D Preferred Stock or December 2016 Warrants, including, without limitation, to the conversion price, conversion ratio or redemption price of the Series D Preferred Stock or the exercise price of, or number of shares of Common Stock underlying, the December 2016 Warrants or, in each case, otherwise based upon, determined in reference to or derived from the market price or value of the shares of Common Stock of the Company (collectively, the “Tech Opportunities Investment Shares”); and

(3) Amazon.com, Inc. and its respective Affiliates and Associates, including but not limited to Amazon.com NV Investment Holdings LLC (collectively, “Amazon”), to the extent Amazon becomes or is, at any time, the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Amazon’s Beneficial Ownership of shares of Common Stock of the Company resulting from (i) the acquisition by Amazon of warrants to purchase shares of Common Stock of the Company (the “Amazon Warrants”) pursuant to the Transaction Agreement, dated April 4, 2017, between the Company and Amazon.com, Inc. (the “Amazon Transaction Agreement”), (ii) shares of Common Stock of the Company in accordance with Section 5.3(a)(i)(C) of the Amazon Transaction Agreement, and/or (iii) any shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by Amazon as a result of the terms of the Amazon Warrants, including, without limitation, shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned by Amazon as a result of any adjustments to any of the terms of the Amazon Warrants, including, without limitation, to the exercise price of, or number of shares of Common Stock underlying, the Amazon Warrants (collectively, the “Amazon Shares”); and

(4) any Grandfathered Person, any INTER RAO Grandfathered Person, any SSF Grandfathered Person or any February 2013 Offering Grandfathered Investor, unless (A) with respect to a Grandfathered Person, such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the Grandfathered Percentage of such Grandfathered Person, (B) with respect to an INTER RAO Grandfathered Person, such INTER RAO Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the INTER RAO Grandfathered Percentage of such INTER RAO Grandfathered Person, (C) with respect to an SSF Grandfathered Person, such SSF Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the SSF Grandfathered Percentage of such SSF Grandfathered Person, and (D) with respect to a February 2013 Offering Grandfathered Investor, such February 2013 Offering Grandfathered Investor becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the February 2013 Offering Investor Grandfathered Percentage of such February 2013 Offering Grandfathered Investor.

For the avoidance of doubt, (x) if Air Liquide becomes or is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (including the Air Liquide Preferred Stock Investment Shares) and at such time Air Liquide is or is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the Air Liquide Preferred Stock Investment Shares, then Air Liquide shall be deemed an Acquiring Person hereunder, (y) if Tech Opportunities becomes or is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (including the Tech Opportunities Investment Shares) and at such time Tech Opportunities is or is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the Tech Opportunities Investment Shares, then Tech Opportunities shall be deemed an Acquiring Person hereunder, and (z) if Amazon becomes or is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (including the Amazon Shares) and at such time Amazon is or is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the Amazon Shares, then Amazon shall be deemed an Acquiring Person hereunder.

2.     Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.     This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

4.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

PLUG POWER, INC.

Attest:

/s/ Gerald L. Conway	By:	/s/ Andrew Marsh
Name: Gerard L. Conway	Name: Andrew Marsh
Title: General Counsel	Title: President and Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC, as Rights Agent

Attest:

/s/ Patricia Guiliano	By:	/s/ John Dunn
Name: Patricia Guiliano	Name: John Dunn
Title: Contact Administrator	Title: Vice President

[Signature Page to Amendment No. 7 to Shareholder Rights Agreement]